Exhibit 10.5

EXECUTION COPY

EMPLOYMENT AGREEMENT

(THOMAS HILL)

EMPLOYMENT AGREEMENT (the “Agreement”) dated July 30, 2009 by and between Summit Materials Holdings L.P. (the “Company”) and Thomas Hill (“Executive”).

The Company desires to employ Executive and to enter into an agreement embodying the terms of such employment;

Executive desires to accept such employment and enter into such an agreement;

In consideration of the premises and mutual covenants herein and for other good and valuable consideration, the parties agree as follows:

1. Term of Employment. Subject to the provisions of Section 6 of this Agreement, Executive shall be employed by the Company for a period commencing on July 30, 2009 (the “Commencement Date”) and ending on the third anniversary of the Commencement Date (the “Employment Term”) on the terms and subject to the conditions set forth in this Agreement; provided, however, that (a) commencing with third anniversary of the Commencement Date and on each anniversary thereafter (each an “Extension Date”), the Employment Term shall be automatically extended for an additional one-year period, unless the Company or Executive provides the other party hereto 60 days prior written notice before the next Extension Date that the Employment Term shall not be so extended and (b) if the Company is dissolved pursuant to the terms of the LP Agreement (a “Dissolution”), then the Employment Term shall automatically and immediately be terminated and, except as expressly provided in Section 6(d), no Person shall have any obligation hereunder except to the extent such obligation arose prior to, or directly as a result of, such termination.

2. Position.

a. During the Employment Term, Executive shall serve as the Chief Executive Officer of the Company and the Chief Executive Officer of Summit Materials Holdings GP, Ltd. (the “General Partner”). In such positions, Executive shall have such duties and authority as shall be determined from time to time by the Board of Directors of the General Partner (the “Board”). Executive shall also serve as a member of the Board so long as he serves in the foregoing capacities, and if requested by the General Partner, as a member of any committees thereof or a member of the board of directors (and any committees thereof) of any of the Company’s affiliates, in each respect without additional compensation.

b. During the Employment Term, Executive will devote Executive’s full business time and best efforts to the performance of Executive’s duties hereunder and will not engage in any other business, profession or occupation for compensation or otherwise which would conflict or interfere with the rendition of such services either directly or indirectly, without the prior written consent of the Board; provided that nothing herein shall preclude Executive, subject to the prior approval of the Board, from accepting appointment to or continuing to serve on any board of directors or trustees of any business corporation or any charitable organization; provided in each case, and in the aggregate, that such activities do not conflict or interfere with the performance of Executive’s duties hereunder or conflict with Sections 7 and 8.

3. Compensation.

a. During the Employment Term, the Company shall pay Executive a base salary at the annual rate of $300,000, payable in regular installments in accordance with the Company’s usual payment practices. The rate of Executive’s base salary will be reviewed annually by the Board, and may be increased (but not decreased). Executive’s annual base salary, as in effect from time to time, is hereinafter referred to as the “Base Salary.”

b. Unless and until the Company completes an acquisition (the “Initial Acquisition”) of a company primarily engaged in the U.S. and Canadian aggregates and related downstream product sectors (including, but not limited to, asphalt, paving, cement, concrete and concrete products), Executive shall not be eligible to earn an annual bonus award (an “Annual Bonus”). With respect to each full or partial fiscal year during the Employment Term following an Initial Acquisition, Executive shall be eligible to earn an Annual Bonus of up to one-hundred percent (100%) of Executive’s Base Salary (the “Target”) based upon the achievement of performance targets (which may be based on EBITDA and/or free cash flow targets) established by the Board within the first three months of each fiscal year during the Employment Term; provided, however, the Board, in its sole discretion, may appropriately adjust such performance targets in any fiscal year to reflect any merger, acquisition or divestiture effected by the Company during such fiscal year. In respect of the fiscal year during which the Initial Acquisition occurs, Executive shall be eligible to earn a pro-rated portion of the Target Annual Bonus based upon the number of days Executive was employed by the Company during such year after the date of such Initial Acquisition. The Annual Bonus, if any, shall be paid by the Company to Executive during the calendar year immediately following the year in which it is earned, promptly after the Company receives its audited financial statements with respect to the year in which the Annual Bonus was earned.

c. Executive and the Company have entered into separate agreements relating to the Company’s grant of equity awards to Executive and the Executive’s investment in the equity of the Company.

4. Employee Benefits. During the Employment Term, Executive shall be entitled to participate in the Company’s employee benefit plans as in effect from time to time (collectively “Employee Benefits”), on the same basis as those benefits are generally made available to other senior executives of the Company.

5. Business Expenses. During the Employment Term, reasonable business expenses incurred by Executive in the performance of Executive’s duties hereunder shall be reimbursed by the Company in accordance with Company policies.

6. Termination. The Employment Term and Executive’s employment hereunder may be terminated by either party at any time and for any reason; provided that Executive will be required to give the Company at least 60 days advance written notice of any resignation of Executive’s employment. Notwithstanding any other provision of this Agreement, the provisions of this Section 6 shall exclusively govern Executive’s rights upon termination of employment with the Company and its affiliates.

a. By the Company With Cause or By Executive Other Than As a Result of a Constructive Termination; No Initial Acquisition by December 1, 2010.

(i) The Employment Term and Executive’s employment hereunder may be terminated by the Company with Cause (as defined below) and shall terminate automatically upon the effective date of Executive’s resignation other than as a result of a Constructive Termination (as defined in Section 6(c)); provided that Executive will be required to give the Company at least 60 days advance written notice of a resignation other than as a result of a Constructive Termination.

(ii) For purposes of this Agreement, “Cause” shall mean that the Board, based on information then known to the Company or the General Partner, determines in good faith (A) Executive’s willful or grossly negligent continued failure to substantially perform Executive’s material duties hereunder (other than as a result of total or partial incapacity due to physical or mental illness) for a period of 10 days following written notice by the Company or the General Partner to Executive of such failure, (B) dishonesty in the performance of Executive’s material duties hereunder, (C) an act or acts on Executive’s part constituting, or plea of guilty or nolo contendere to a crime constituting, (x) a felony under the laws of the United States or any state thereof or (y) a misdemeanor involving moral turpitude, (D) Executive’s willful malfeasance or willful misconduct in connection with Executive’s duties hereunder or (E) Executive’s breach, in a material respect, of Sections 7 or 8 of this Agreement that is not cured (to the extent curable) for a period of 10 days following written notice by the Company or the General Partner to Executive of such breach.

(iii) If Executive’s employment is terminated by the Company with Cause, if Executive resigns other than as a result of a Constructive Termination, or if Executive’s employment terminates for any reason (other than due to death or Disability) after December 1, 2010 if no Initial Acquisition occurs on or before such termination date, Executive shall be entitled to receive:

(A) the Base Salary accrued through the date of termination, payable in accordance with the Company’s usual payment practices;

(B) any Annual Bonus earned, but unpaid, as of the date of termination for the immediately preceding fiscal year, paid in accordance with Section 3(b) (except to the extent payment is otherwise deferred pursuant to any applicable deferred compensation arrangement with the Company);

(C) reimbursement, within 60 days following submission by Executive to the Company of appropriate supporting documentation) for any unreimbursed business expenses properly incurred by Executive in accordance with Company policy prior to the date of Executive’s termination; provided that claims for such reimbursement (accompanied by appropriate supporting documentation) are submitted to the Company within 90 days following the date of Executive’s termination of employment; and

(D) such fully vested and nonforfeitable Employee Benefits, if any, as to which Executive may be entitled under the employee benefit plans of the Company (the amounts described in clauses (A) through (D) hereof being referred to as the “Accrued Rights”).

Following such termination of Executive’s employment by the Company with Cause or resignation by Executive other than as a result of a Constructive Termination, except as set forth in this Section 6(a)(iii), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

b. Disability or Death.

(i) The Employment Term and Executive’s employment hereunder shall terminate upon Executive’s death and may be terminated by the Company if Executive becomes physically or mentally incapacitated and is therefore unable for a period of six (6) consecutive months or for an aggregate of nine (9) months in any twenty-four (24) consecutive month period to perform Executive’s duties (such incapacity is hereinafter referred to as “Disability”). Any question as to the existence of the Disability of Executive as to which Executive and the Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to Executive and the Company. If Executive and the Company cannot agree as to a qualified independent physician, each shall appoint such a physician and those two physicians shall select a third who shall make such determination in writing. The determination of Disability made in writing to the Company and Executive shall be final and conclusive for all purposes of this Agreement.

(ii) Upon termination of Executive’s employment hereunder for either Disability or death, Executive or Executive’s estate (as the case may be) shall be entitled to receive:

(A) the Accrued Rights; and

(B) a pro-rata portion of the Annual Bonus, if any, that Executive would have been entitled to receive pursuant to Section 3(b) hereof in such year based upon the percentage of the fiscal year that shall have elapsed through the date of Executive’s termination of employment, payable when such Annual Bonus would have otherwise been payable to Executive pursuant to Section 3(b) had Executive’s employment not terminated (the “Pro-Rata Bonus”).

Following Executive’s termination of employment due to death or Disability, except as set forth in this Section 6(b)(ii), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

c. By the Company Without Cause or Resignation by Executive as a result of a Constructive Termination.

(i) The Employment Term and Executive’s employment hereunder may be terminated by the Company without Cause or by Executive’s resignation as a result of a Constructive Termination.

(ii) For purposes of this Agreement, a “Constructive Termination” shall mean any of the following, without the Executive’s prior written consent: (A) a material reduction in the Executive’s Base Salary or Target Annual Bonus; (B) a material diminution of the Executive’s authority, duties or responsibilities; (C) an acquisition, within five years following the date of this Agreement, by Blackstone Capital Partners (Cayman) V L.P. or any of its subsidiaries (“Blackstone”) of an equity interest of more than $200 million in any entity that engages in a Competitive Business, other than any such acquisition that is consummated by the Company or any of its subsidiaries; (D) a required relocation of the Executive’s primary place of business by more than fifty (50) miles from its location as of the Commencement Date; (E) the failure of the Company to pay or cause to be paid Executive’s Base Salary or Annual Bonus, when due hereunder or (F) any material breach by the Company of this Agreement or any agreement between the Company and the Executive relating to Executive’s compensation (including any equity awards); provided that either of the events described in clauses (A), (B), (D), (E) and (F) of this Section 6(c)(ii) shall constitute a Constructive Termination only if the Company fails to cure such event within 30 days after receipt from Executive of written notice of the event which constitutes such Constructive Termination; provided, further, that a “Constructive Termination” shall cease to exist for an event on the 60th day following the later of its occurrence or Executive’s knowledge thereof, unless Executive has given the Company written notice thereof prior to such date.

(iii) If Executive’s employment is terminated by the Company without Cause (other than by reason of death or Disability) or if Executive resigns as a result of a Constructive Termination, in each case other than a termination or resignation after December 1, 2010 if no Initial Acquisition occurs on or before such termination date, Executive shall be entitled to receive:

(A) the Accrued Rights; and

(B) subject to Executive’s continued compliance with the provisions of Sections 7 and 8 and execution, within 30 days after the date of Executive’s termination of employment, and non-revocation of a general release of claims against the Company and its affiliates in a form and substance reasonably satisfactory to the Company,

(1) continued payment of the Base Salary in accordance with the Company’s normal payroll practices, as in effect on the date of termination of Executive’s employment, until eighteen months after the date of such termination (twelve months after the date of such termination if Section 7(a)(8) applies); and

(2) following the Initial Acquisition, an amount equal to one and one-half (1.5) times (one (1) times if Section 7(a)(8) applies) Executive’s Annual Bonus in respect of the fiscal year immediately preceding the applicable year of Executive’s termination of employment, except that, if the Executive’s employment is terminated in the fiscal year in which the Initial Acquisition occurs, such amount shall be in an amount equal to one and one-half (1.5) times (one (1) times if Section 7(a)(8) applies) the Target Annual Bonus, payable in each case in equal monthly installments for eighteen months after the date of such termination;

provided that the aggregate amounts described in this clause (B) shall be reduced by the present value of any other cash severance or termination benefits payable to Executive under any other plans, programs or arrangements of the Company or its affiliates.

Following Executive’s termination of employment by the Company without Cause (other than by reason of Executive’s death or Disability) or by Executive’s resignation as a result of a Constructive Termination, except as set forth in this Section 6(c)(iii), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

d. Expiration of Employment Term or Dissolution. In the event (A) Executive elects not to extend the Employment Term pursuant to Section 1 of this Agreement or (B) of a Dissolution with a Negative Return, unless Executive’s employment is earlier terminated pursuant to paragraphs (a), (b) or (c) of this Section 6, Executive’s termination of employment hereunder (whether or not Executive continues as an employee of the Company thereafter) shall be deemed to occur on the close of business on the earlier of the effective date of Dissolution or the day immediately preceding the next scheduled Extension Date, and Executive shall be entitled to receive the Accrued Rights. Following such termination of Executive’s employment hereunder, Executive shall have no further rights to any compensation or any other benefits under this Agreement. In the event (A) that the Company elects not to extend the Employment Term pursuant to Section 1 of this Agreement or (B) of a Dissolution with a Positive Return, Executive shall be treated as terminated without Cause effective as of (as applicable) the close of business on the day immediately preceding the next scheduled Extension Date or the effective date of the Dissolution, and shall be entitled to receive the amounts and benefits specified in Section 6(c)(iii). For purposes hereof, “Positive Return” means the Sponsor shall have received aggregate cash proceeds and the fair market value of property in respect of its Class A-1 Interests in the Company equal to more than 100% of its aggregate Capital Contributions (as defined in the LP Agreement) in respect of such Class A-1 Interests, and “Negative Return” means that the Sponsor shall have received aggregate cash proceeds and the fair market value of property in respect of its Class A-1 Interests in the Company of equal to or less than 100% of its aggregate Capital Contributions (as defined in the LP Agreement) in respect of such Class A-1 Interests. Capitalized terms in the immediately-preceding sentence shall have the same meaning as specified in the Management Interest Subscription Agreement between Executive and the Company, dated as of the date of the Initial Acquisition Closing (as defined in the Amended and Restated Agreement of Exempted Limited Partnership of the Company dated July 30, 2009).

e. Notice of Termination. Any purported termination of employment by the Company or by Executive (other than due to Executive’s death) shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 10(i) hereof. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of employment under the provision so indicated.

f. Board/Committee Resignation. Upon termination of Executive’s employment from the Company for any reason, Executive agrees to resign, as of the date of such termination and to the extent applicable, from the Board (and any committees thereof) and the board of directors (and any committees thereof) of any of the Company’s affiliates and any positions held at the General Partner.

7. Restrictive Covenants.

a. Executive acknowledges and recognizes the highly competitive nature of the businesses of the Company and its affiliates and accordingly agrees as follows:

(1) During the Employment Term and, for a period of eighteen months following the date Executive ceases to be employed by the Company (or such shorter time as provided in Section 7(a)(8)) (the “Restricted Period”), Executive will not, whether on Executive’s own behalf or on behalf of or in conjunction with any person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise whatsoever (“Person”), directly or indirectly solicit or assist in soliciting in competition with the Company, the business of any client or prospective client:

(i)	with whom Executive had personal contact or dealings on behalf of the Company during the one-year period preceding Executive’s termination of employment;

(ii)	with whom employees reporting to Executive have had personal contact or dealings on behalf of the Company during the one year immediately preceding the Executive’s termination of employment; or

(iii)	for whom Executive had direct or indirect responsibility during the one year immediately preceding Executive’s termination of employment.

(2) During the Restricted Period, Executive will not directly or indirectly:

(i)	engage in any business involved, either directly or indirectly, in (x) the acquisition of companies primarily engaged in the U.S. and Canadian aggregates and related downstream product sectors (including, but not limited to, asphalt, paving, cement, concrete and concrete products) (any such company, a “Business”) or (y) the operation of any Business (any such business as described in subclauses (x) or (y), a “Competitive Business”);

(ii)	enter the employ of, or render any services to, any Person (or any division or controlled or controlling affiliate of any Person) who or which engages in a Competitive Business;

(iii)	acquire a financial interest in, or otherwise become actively involved with, any Competitive Business, directly or indirectly, as an individual, partner, shareholder, officer, director, principal, agent, trustee or consultant; or

(iv)	interfere with, or attempt to interfere with, business relationships (whether formed before, on or after the date of this Agreement) between the Company or any of its affiliates, customers, clients, suppliers, partners, members, investors or acquisition targets.

(3) Notwithstanding anything to the contrary in this Agreement, Executive may, directly or indirectly own, solely as an investment, securities of any Person engaged in a Competitive Business which are publicly traded on a national or regional stock exchange or on the over-the-counter market if Executive (i) is not a controlling Person of, or a member of a group which controls, such Person and (ii) does not, directly or indirectly, own 5% or more of any class of securities of such Person.

(4) During the Restricted Period, Executive will not, whether on Executive’s own behalf or on behalf of or in conjunction with any Person, directly or indirectly:

(i)	solicit or encourage any employee of the Company or its affiliates to leave the employment of the Company or its affiliates; or

(ii)	hire any such employee who was employed by the Company or its affiliates as of the date of Executive’s termination of employment with the Company or who left the employment of the Company or its affiliates coincident with, or within one year prior to or after, the termination of Executive’s employment with the Company.

(5) During the Restricted Period, Executive will not, directly or indirectly, solicit or encourage to cease to work with the Company or its affiliates any consultant then under contract with the Company or its affiliates.

(6) Executive will not, other than as required by law or by order of a court or other competent authority, make or publish, or cause any other person to make or publish, any statement that is disparaging or that reflects negatively upon the Company or its affiliates, or that is or reasonably would be expected to be damaging to the reputation of the Company or its affiliates.

(7) If total equity investments by the Company are less than $200 million, there is a proposed Dissolution, and the Executive is not terminated for Cause and does not resign other than due to a Constructive Termination before the Dissolution is completed (or such earlier time as determined by the Company), (a) the Restricted Period shall be twelve months following termination of employment with the Company, and (b) the term Competitive Business for purposes hereof shall be limited to operations within 100 miles of a Company facility.

(8) Notwithstanding the above, the covenants in this Section 7(a) shall not apply if (i) an Initial Acquisition does not occur on or before December 1, 2010 and Executive’s employment terminates prior to an Initial Acquisition, or (ii) Blackstone acquires, within five years following the date of this Agreement, an equity interest of more than $200 million in any entity that engages in a Competitive Business, other than any such acquisition that is consummated by the Company or its subsidiaries.

b. It is expressly understood and agreed that although Executive and the Company consider the restrictions contained in this Section 7 to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against Executive, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

8. Confidentiality; Intellectual Property.

a. Confidentiality.

(i) Executive will not at any time (whether during or after Executive’s employment with the Company) (x) retain or use for the benefit, purposes or account of Executive or any other Person; or (y) disclose, divulge, reveal, communicate, share, transfer or provide access to any Person outside the Company (other than its professional advisers who are bound by confidentiality obligations), any non-public, proprietary or confidential information — including without limitation trade secrets, know-how, research and development, software, databases, inventions, processes, formulae, technology, designs and other intellectual property, information concerning finances, investments, profits, pricing, costs, products, services, vendors, customers, clients, partners, investors, personnel, compensation, recruiting, training, advertising, sales, marketing, promotions, government and regulatory activities and approvals — concerning the past, current or future business, activities and operations of the Company, its subsidiaries or affiliates and/or any third party that has disclosed or provided any of same to the Company on a confidential basis (“Confidential Information”) without the prior written authorization of the Board, except as specifically necessary during the term of the Executive’s employment in order to perform the duties of his or her position and in the best interests of the Company.

(ii) “Confidential Information” shall not include any information that is (a) generally known to the industry or the public other than as a result of Executive’s breach of this covenant or any breach of other confidentiality obligations by third parties; (b) made legitimately available to Executive by a third party without breach of any confidentiality obligation; or (c) required by law to be disclosed; provided that Executive shall give prompt written notice to the Company of such requirement, disclose no more information than is so required, and cooperate with any attempts by the Company to obtain a protective order or similar treatment.

(iii) Except as required by law, Executive will not disclose to anyone, other than Executive’s immediate family and legal or financial advisors, the existence or contents of this Agreement; provided that Executive may disclose to any prospective future employer the provisions of Sections 7 and 8 of this Agreement provided they agree to maintain the confidentiality of such terms.

(iv) Upon termination of Executive’s employment with the Company for any reason, Executive shall (x) cease and not thereafter commence use of any Confidential Information or intellectual property (including without limitation, any patent, invention, copyright, trade secret, trademark, trade name, logo, domain name or other source indicator) owned or used by the Company, its subsidiaries or affiliates; (y) immediately destroy, delete, or return to the Company, at the Company’s option, all originals and copies in any form or medium (including memoranda, books, papers, plans, computer files, letters and other data) in Executive’s possession or control (including any of the foregoing stored or located in Executive’s office, home, laptop or other computer, whether or not Company property) that contain Confidential Information or otherwise relate to the business of the Company, its affiliates and subsidiaries, except that Executive may retain only those portions of any personal notes, notebooks and diaries that do not contain any Confidential Information; and (z) notify and fully cooperate with the Company regarding the delivery or destruction of any other Confidential Information of which Executive is or becomes aware.

b. Intellectual Property.

(i) If Executive has created, invented, designed, developed, contributed to or improved any works of authorship, inventions, intellectual property, materials, documents or other work product (including without limitation, research, reports, software, databases, systems, applications, presentations, textual works, content, or audiovisual materials) (“Works”), either alone or with third parties, prior to Executive’s employment by the Company, that are relevant to or implicated by such employment (“Prior Works”), Executive hereby grants the Company a perpetual, non-exclusive, royalty-free, worldwide, assignable, sublicensable license under all rights and intellectual property rights (including rights under patent, industrial property, copyright, trademark, trade secret, unfair competition and related laws) therein for all purposes in connection with the Company’s current and future business.

(ii) If Executive creates, invents, designs, develops, contributes to or improves any Works, either alone or with third parties, at any time during Executive’s employment by the Company and within the scope of such employment and/or with the use of any the Company resources (“Company Works”), Executive shall promptly and fully disclose same to the Company and hereby irrevocably assigns, transfers and conveys, to the maximum extent permitted by applicable law, all rights and intellectual property rights therein (including rights under patent, industrial property, copyright, trademark, trade secret, unfair competition and related laws) to the Company to the extent ownership of any such rights does not vest originally in the Company.

(iii) Executive agrees to keep and maintain adequate and current written records (in the form of notes, sketches, drawings, and any other form or media requested by the Company) of all Company Works. The records will be available to and remain the sole property and intellectual property of the Company at all times.

(iv) Executive shall take all requested actions and execute all requested documents (including any licenses or assignments required by a government contract) at the Company’s expense (but without further remuneration) to assist the Company in validating, maintaining, protecting, enforcing, perfecting, recording, patenting or registering any of the Company’s rights in the Prior Works and Company Works. If the Company is unable for any other reason to secure Executive’s signature on any document for this purpose, then Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Executive’s agent and attorney in fact, to act for and on Executive’s behalf and stead to execute any documents and to do all other lawfully permitted acts in connection with the foregoing.

(v) Executive shall not improperly use for the benefit of, bring to any premises of, divulge, disclose, communicate, reveal, transfer or provide access to, or share with the Company any confidential, proprietary or non-public information or intellectual property relating to a former employer or other third party without the prior written permission of such third party. Executive hereby indemnifies, holds harmless and agrees to defend the Company and its officers, directors, partners, employees, agents and representatives from any breach of the foregoing covenant. Executive shall comply with all relevant policies and guidelines of the Company, including regarding the protection of confidential information and intellectual property and potential conflicts of interest. Executive acknowledges that the Company may amend any such policies and guidelines from time to time, and that Executive remains at all times bound by their most current version.

(vi) The provisions of Sections 7, 8 and 9 shall survive the termination of Executive’s employment for any reason.

9. Specific Performance. Executive acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of Section 7 or Section 8 would be inadequate and the Company would suffer irreparable damages as a result of such breach or threatened breach. In recognition of this fact, Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to cease making any payments or providing any benefit otherwise required by this Agreement and obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.

10. Miscellaneous.

a. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of laws principles thereof that would direct the application of the laws of any other jurisdiction.

b. Entire Agreement/Amendments. This Agreement contains the entire understanding of the parties with respect to the employment of Executive by the Company, and supersedes any prior agreements or understandings between the parties relating to the subject matter of this Agreement (except that matters relating to the Company’s grant of equity awards to Executive and Executive’s investment in the equity of the Company shall be governed by the separate agreements relating thereto). There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein. This Agreement may not be altered, modified, or amended except by written instrument signed by the parties hereto.

c. No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

d. Severability. In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.

e. Assignment. This Agreement, and all of Executive’s rights and duties hereunder, shall not be assignable or delegable by Executive. Any purported assignment or delegation by Executive in violation of the foregoing shall be null and void ab initio and of no force and effect. This Agreement may be assigned by the Company to a Person or entity which is an affiliate or a successor in interest to substantially all of the business operations of the Company. Upon such assignment, the rights and obligations of the Company hereunder shall become the rights and obligations of such affiliate or successor Person or entity.

f. No Mitigation. Executive shall not be obligated to mitigate the amount of severance payments payable hereunder by seeking other employment, or otherwise, nor shall the amounts payable to Executive hereunder be reduced by compensation earned by Executive by any subsequent employer.

g. Compliance with IRC Section 409A. Notwithstanding anything herein to the contrary, (i) if at the time of Executive’s termination of employment with the Company Executive is a “specified employee” as defined in Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the deferral of the commencement of any payments or benefits otherwise payable hereunder or pursuant to any other agreement with the Company as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to Executive) until the date that is six months following Executive’s termination of employment with the Company (or the earliest date as is permitted under Section 409A of the Code without any accelerated or additional tax) and (ii) if any other payments of money or other benefits due to Executive hereunder could cause the application of an accelerated or additional tax under Section 409A of the Code, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A of the Code, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, determined by the Board, that is reasonably expected not to cause such an accelerated or additional tax. For purposes of

Section 409A of the Code, each payment made under this Agreement shall be designated as a “separate payment” within the meaning of the Section 409A of the Code, and references herein to Executive’s “termination of employment” shall refer to Executive’s separation from service with the Company Group within the meaning of Section 409A. To the extent any reimbursements or in-kind benefits due to Executive under this Agreement constitute “deferred compensation” under Section 409A of the Code, any such reimbursements or in-kind benefits shall be paid to Executive in a manner consistent with Treas. Reg. Section 1.409A-3(i)(1)(iv). The Company shall consult with Executive in good faith regarding the implementation of the provisions of this Section 10(g); provided that neither the Company nor any of its employees or representatives shall have any liability to Executive with respect thereto.

h. Successors; Binding Agreement. This Agreement shall inure to the benefit of and be binding upon personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

i. Notice. For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand or overnight courier or three days after it has been mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below in this Agreement, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

If to the Company:

Summit Materials Holdings L.P.

2900 K Street, NW, #450

Harbourside North Tower Building

Washington, D.C. 20007

Attention: Office of General Counsel/Chief Legal Officer

with a copy (which shall not constitute notice) to:

Silverhawk Capital Partners

4725 Piedmont Row Drive, Suite 420

Charlotte, NC 28210

Attention: Ted Gardner

with a copy (which shall not constitute notice) to:

The Blackstone Group L.P.

345 Park Avenue

New York, New York 10154

Attention: Neil Simpkins

Fax: 212-583-5712

with a copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

Telecopy: (212) 455-2502

Attention: Gregory Grogan

If to Executive:

To the most recent address of Executive set forth in the personnel records of the Company.

j. Executive Representation. Executive hereby represents to the Company that the execution and delivery of this Agreement by Executive and the Company and the performance by Executive of Executive’s duties hereunder shall not constitute a breach of, or otherwise contravene, the terms of any employment agreement or other agreement or policy to which Executive is a party or otherwise bound.

k. Prior Agreements. This Agreement supersedes all prior agreements and understandings (including verbal agreements) between Executive and the Company and/or its affiliates regarding the terms and conditions of Executive’s employment with the Company and/or its affiliates.

l. Cooperation. Executive shall provide Executive’s reasonable cooperation in connection with any action or proceeding (or any appeal from any action or proceeding) which relates to events occurring during Executive’s employment with the Company and its affiliates. This provision shall survive any termination of this Agreement.

m. Withholding Taxes. The Company may withhold from any amounts payable under this Agreement such Federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

n. No Recourse. Notwithstanding anything to the contrary herein, Executive agrees and acknowledges that with respect to any payment, benefit or any other obligation or right under this Agreement, Executive shall have no recourse against The Blackstone Group L.P., Silverhawk Capital Partners or any of their respective affiliates (other than the Company).

o. Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

SUMMIT MATERIALS HOLDINGS L.P.			THOMAS HILL

By:	Summit Materials Holdings GP, Ltd., its general partner

By:	/s/ Neil Simpkins		/s/ Thomas Hill
	Name:	Neil Simpkins
	Title:	Authorized Person

[SIGNATURE PAGE TO TOM HILL EMPLOYMENT AGREEMENT]